                                          FILE PURSUANT TO RULE 424(b)(3)
                                          REGISTRATION NO. 333-10669

                    SUPPLEMENT NO. 1 DATED JANUARY 17, 1997
                     TO PROSPECTUS DATED NOVEMBER 14, 1996
                   RELATING TO $126,500,000 PRINCIPAL AMOUNT
           5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE JUNE 1, 2001 AND
        3,182,385 SHARES OF COMMON STOCK, $.004 PAR VALUE PER SHARE, OF
                               CYRIX CORPORATION

    All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated November 14, 1996, forming a part of the Registration Statement on Form S-3, File No. 333-10669. Any cross references in this Supplement refer to portions of the Prospectus.

    The purpose of this supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of January 16, 1997 (subject to the qualification set forth below), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of January 16, 1997 and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                                                 PRINCIPAL      COMMON STOCK     COMMON STOCK
                                            PRINCIPAL AMOUNT  AMOUNT OF NOTES  OWNED PRIOR TO   OFFERED HEREBY
NAME OF SELLING SECURITYHOLDER               OF NOTES OWNED   OFFERED HEREBY    OFFERING (1)          (2)
------------------------------------------  ----------------  ---------------  --------------  -----------------
American Stores...........................         100,000           100,000          2,515             2,515
Aragon Investments Ltd....................    $    700,000     $     700,000         31,610            17,610
Arnhold and S. Bleichroeder, Inc..........       1,400,000         1,400,000         35,220            35,220
Baltimore Gas & Electric..................         500,000           500,000         12,578            12,578
Bear Stearns & Co., Inc...................         750,000           750,000         18,867            18,867
Boston Edison Retirement..................         125,000           125,000          3,144             3,144
Boston University Medical Center
  Hospital................................         100,000           100,000          2,515             2,515
Central Pension Fund......................       2,500,000         2,500,000         62,893            62,893
City of San Diego Employees Retirement
  System..................................         100,000           100,000          2,515             2,515
The Common Fund Convertible
  Opportunities...........................         510,000           510,000         12,830            12,830
Commonwealth Life Insurance--Stock TRAC
  (TEAMSTERS I)...........................       1,950,000         1,950,000         49,056            49,056
Credit Research & Trading LLC.............         450,000           450,000         11,320            11,320
Curtiss Wright............................         150,000           150,000          3,773             3,773
Detroit Edison............................         250,000           250,000          6,289             6,289
The Detroit Medical Center-- Consolidated
  Pension Plan............................         500,000           500,000         12,578            12,578
The Detroit Medical Center--
  Endowment/Funded Depreciation Fund......         250,000           250,000          6,289             6,289
Forest Fulcrum Fund LP....................         850,000           850,000         21,383            21,383
Forest Fulcrum Ltd........................         230,000           230,000          5,786             5,786
Forest Performance........................          70,000            70,000          1,761             1,761
Forest Performance Ltd....................         100,000           100,000          2,515             2,515
Gencorp...................................       1,000,000         1,000,000         25,157            25,157
HBK Main Street Investments L.P...........      21,650,000        21,650,000        544,653           544,653
Helix Convertible Opportunities II (Bear
  Stearns)................................         650,000           650,000         16,352            16,352
HELIX Convertible Opportunities, L.P......       2,945,000         2,945,000         74,087            74,087
Houston Firemen "B".......................       1,750,000         1,750,000         44,025            44,025
Houston Municipal Employees...............         825,000           825,000         20,754            20,754
IBM Pension Plan..........................       1,430,000         1,430,000         35,974            35,974
JMG Capital Management, Inc...............         250,000           250,000          6,289             6,289
J. P. Crosby Inc..........................         100,000           100,000          2,515             2,515
KA Management Limited.....................       2,234,000         2,234,000         56,201            56,201
KA Trading L.P............................       5,366,000         5,366,000        134,993           134,993
Kellner, DiLeo & Co.......................       5,350,000         5,350,000        134,591           134,591
LLT Limited...............................         660,000           660,000         16,603            16,603
Loomis Sayles Bond Fund...................       1,250,000         1,250,000         31,446            31,446
Loomis Sayles Convertible Bond Fund.......         200,000           200,000          5,031             5,031
Loomis Sayles Fixed Income Fund...........         300,000           300,000          7,547             7,547
Maxim Corporate Bond Fund.................         250,000           250,000          6,289             6,289
Miller Tabak Hirsch + Co..................          50,000            50,000          1,257             1,257
Montgomery Securities.....................         305,000           305,000          7,672             7,672

                                                                 PRINCIPAL      COMMON STOCK     COMMON STOCK
                                            PRINCIPAL AMOUNT  AMOUNT OF NOTES  OWNED PRIOR TO   OFFERED HEREBY
NAME OF SELLING SECURITYHOLDER               OF NOTES OWNED   OFFERED HEREBY    OFFERING (1)          (2)
------------------------------------------  ----------------  ---------------  --------------  -----------------
New England Strategic Income Fund.........         200,000           200,000          5,031             5,031
New York City Employees...................       2,814,000         2,814,000         70,792            70,792
New York City Fire........................         900,000           900,000         22,641            22,641
New York City Police......................       1,300,000         1,300,000         32,704            32,704
Orange County Employees Retirement........       2,700,000         2,700,000         67,924            67,924
Pacific Mutual Life Insurance Company.....         500,000           500,000         12,578            12,578
Partner's Healthcare Systems, Inc.........         250,000           250,000          6,289             6,289
Peter & Elizabeth Tower Foundation........         100,000           100,000          2,515             2,515
Philip Morris.............................         250,000           250,000          6,289             6,289
PHS--Pension..............................         500,000           500,000         12,578            12,578
Raytheon..................................       1,000,000         1,000,000         25,157            25,157
Reliant Trading...........................       2,600,000         2,600,000         65,408            65,408
Rhode Island Employees' Retirement........       3,825,000         3,825,000         96,226            96,226
Sage Capital..............................         500,000           500,000         12,578            12,578
San Diego County Construction.............         100,000           100,000          2,515             2,515
Shepherd Management Services..............         150,000           150,000          3,773             3,773
Shepherd Trading Limited..................       2,400,000         2,400,000         60,377            60,377
Siemen's Master Trust.....................         250,000           250,000          6,289             6,289
Simpson Group Retirement Master Fund II
  Convertible Opportunities...............         960,000           960,000         24,150            24,150
Southport Partners International Ltd......         340,000           340,000          8,553             8,553
Spear, Leeds & Kellogg....................         550,000           550,000         13,836            13,836
State of Connecticut......................       1,350,000         1,350,000         33,962            33,962
Taft Securities...........................       1,000,000         1,000,000         46,157            25,157
Teamsters Affiliates Pension Plan.........         400,000           400,000         10,062            10,062
Teamsters Retirement & Family Protection
  Plan....................................         100,000           100,000          2,515             2,515
Tredegar..................................         100,000           100,000          2,515             2,515
United Mine Workers of America............       1,550,000         1,550,000         38,993            38,993
Verdant Investors Inc.....................       1,860,000         1,860,000         46,792            46,792
World Bank "B"............................       3,275,000         3,275,000         82,389            82,389
World Bank RSBP...........................         450,000           450,000         11,320            11,320
Worldwide Transactions Ltd Convertible
  Opportunities...........................         360,000           360,000          9,056             9,056
WR Investment Partners Convertible
  Opportunities Portfolio.................         170,000           170,000          4,276             4,276
                                            ----------------  ---------------  --------------  -----------------
    TOTAL.................................    $ 90,954,000     $  90,954,000      2,323,113         2,288,113
                                            ----------------  ---------------  --------------  -----------------
                                            ----------------  ---------------  --------------  -----------------

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(1) Comprises the shares of Common Stock into which the Notes held by such
    Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes-- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which the Prospectus forms a part. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) No such holder may offer Notes pursuant to the Registration Statement of which the Prospectus forms a part until such holder is included as a Selling Securityholder in a supplement to the Prospectus in accordance with the Registration Rights Agreement.

    Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes they presently hold, no estimate can be given as to the amount of the Notes that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

    The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.